Exhibit 5.1

September 16, 2010

Advent Software, Inc.

600 Townsend Street

San Francisco, CA  94103

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about September 16, 2010, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 1,501,200 shares of your Common Stock, $.01 par value (the “Shares”), reserved for issuance under your 2002 Stock Plan, as amended (the “Plan”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid and nonassessable.  This opinion is limited to matters governed by the General Corporation Law of the State of California.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati